Exhibit 5.1

EXHIBIT 5.1 OPINION OF CLIFFORD CHANCE

C L I F F O R D  C H A N C E  LLP

ADVOCATEN SOLICITORS NOTARIS

BELASTINGADVISEURS

DROOGBAK 1A

1013 GE AMSTERDAM

PO BOX 251

1000 AG AMSTERDAM

TEL +31 20 7119 000

FAX +31 20 7119 999

www.cliffordchance.com

E-mail:

Gregory.Crookes@cliffordchance.com

19 March 2012

Nielsen Holdings N.V.

Diemerhof 2

1112 XL Diemen

The Netherlands

Dear Sirs,

Nielsen Holdings N.V. (the “Company”) –

SEC Registration of common shares

Introduction

We, Clifford Chance LLP, have acted as legal counsel (advocaten) to the Company in The Netherlands in connection with the Registration. Capitalised terms used in this legal opinion have the meaning ascribed to them in the Annex A. Headings in this opinion are for ease of reference only and shall not affect the interpretation hereof.

This opinion is limited to the laws of The Netherlands in force as at the date hereof as applied and interpreted according to present published case-law of the Netherlands courts, administrative rulings and authoritative literature.

II.	Documents examined / Reliance

In arriving at the opinions expressed below, we have examined and relied upon the following:

(a)	the Articles of Association;

CLIFFORD CHANCE LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES UNDER NUMBER 0C323571. THE FIRM’S REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS IS AT 10 UPPER BANK STREET, LONDON, E14 5JJ. A LIST OF THE MEMBERS IS OPEN TO INSPECTION AT THIS OFFICE. THE FIRM USES THE WORD “PARTNER” TO REFER TO A MEMBER OF CLIFFORD CHANCE LLP OR AN EMPLOYEE OR CONSULTANT WITH EQUIVALENT STANDING AND QUALIFICATIONS. CLIFFORD CHANCE LLP IS REGISTERED IN THE NETHERLANDS WITH THE COMMERCIAL REGISTER OF THE CHAMBERS OF COMMERCE UNDER NUMBER 34360401.

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(b)	the Extract; and

(c)	the Registration Statement;

In addition, we have examined such documents and performed such other investigations as we considered necessary for the purpose of this opinion.

III.	Assumptions

In examining and in describing the documents listed above and in giving this opinion we have assumed:

(i)	that the General Meeting and the Board have each taken all necessary corporate action to authorize and approve the issuance of the Shares;

(ii)	that the Shares will have been validly issued and delivered and an amount at least equal to the nominal value of such Shares has been duly paid to the Company in accordance with the subscription or issue agreement pursuant to which such Shares were issued;

(iii)	that all documents submitted to us and the signatures and initials thereon are genuine and that such signatures are the signatures of the persons purported to have signed such documents and that such persons when signing these documents had legal capacity to do so and that all documents submitted to us as photocopies or faxed or scanned copies are in conformity with the originals;

(iv)	the due compliance with the laws of any jurisdiction other than those of The Netherlands;

(v)	that the information set out in the Extract is complete, correct, accurate and not misleading on the date hereof and consistent with the information contained in the files kept by the Chamber of Commerce with respect to the Company, it being understood that the issuance of the Shares has not yet been reflected in the Extract; and

(vi)	The Company is not subject to any bankruptcy proceedings, suspension of payments, emergency measures, other insolvency proceedings as listed in Annex A and Annex B to the EU Insolvency Regulation or other laws relating to or affecting the rights of creditors.

IV.	Opinion

Based upon and subject to the foregoing and to the further qualifications set out below and subject to any factual matters, documents or events not disclosed to us by the parties concerned, having regard to the legal considerations relevant to this legal opinion, we are of

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the opinion that each Share will be validly issued and will, upon payment, be fully paid and non-assessable.

V.	Qualifications

The opinion expressed above is subject to the following qualifications:

(A)	the terms “enforceable”, “enforceability”, “valid”, “legal”, “binding” and “effective” (or any combination thereof) where used herein, mean that the obligations assumed by the relevant party under the relevant document are of a type which the laws of The Netherlands generally recognises or enforces; they do not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms; in particular enforcement before the courts of The Netherlands will in any event be subject to (without limitation):

(i)	the degree to which the relevant obligations are enforceable under their governing law (if other than the laws of the Netherlands);

(ii)	the nature of the remedies available in such courts (and nothing in this opinion must be taken as indicating that specific performance or injunctive relief would be available as remedies for the enforcement of such obligations);

(iii)	the acceptance by such courts of jurisdiction;

(iv)	prescription or limitation periods (within which suits, actions or proceedings must be brought); and

(v)	the availability of defences such as, without limitation, set-off (unless validly waived), fraud, misrepresentation, force majeure, unforeseen circumstances, undue influence, duress, error, abatement and counter-claim.

(B)	in addition, our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, liquidation, reorganisation, moratorium and other similar laws of general application relating to or affecting generally the enforcement of creditors’ right and remedies from time to time (including the doctrine of voidable preference within the meaning of Article 3:45 of the Netherlands Civil Code and/or Article 42 et. seq. of the Netherlands Bankruptcy Code);

(C)	the term “non-assessable” has no equivalent legal term under Netherlands law and where used herein, means that the Company has no right to require the holder of the relevant share(s) to pay to the Company any additional amount as a result of its share ownership required for the share to be fully paid up (for the avoidance of doubt, without prejudice to claims based on tort (onrechtmatige daad));

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(D)	under the laws of The Netherlands, the term “fully paid” when used in relation to shares of a Dutch company such as the Company, means that the nominal value of that share has been paid in full, in cash or in kind, to the relevant company;

(E)	to the extent that the laws of The Netherlands are applicable the provision that the holder of a security will be treated as its absolute owner may not be enforceable under all circumstances, such as but not limited to, error (dwaling) or deceit (bedrog);

(F)	under the laws of The Netherlands, each power of attorney or mandate, whether or not irrevocable, granted by the Company, will terminate by operation of law and without notice upon its bankruptcy (faillissement) of the Company and can only be effectively exercised with the co-operation of the court-appointed administrator (bewindvoerder) in the event of the Company being granted a (preliminary) moratorium of payments ((voorlopige) surseance van betaling);

(G)	if any holder of a Share is controlled by or otherwise connected with a person, organisation or country, which is currently the subject of United Nations, European Community or Netherlands sanctions, implemented, effective or sanctioned in The Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Import and Export Act (In- en Uitvoerwet), the Economic Offences Act (Wet Economische Delicten) or the FSA, or is otherwise the target of any such sanctions, the obligations of the Company to that party may be unenforceable, void or otherwise affected; and

(H)	in issuing this opinion we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time;

VI.	Reliance

This opinion:

(a)	is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon by or disclosed to any other person, company, enterprise or institution, except your legal advisers, or used for any other purpose other than the Registration;

(b)	Each person relying on this opinion agrees, in so relying, that only Clifford Chance LLP shall have any liability in connection with this opinion, and that, except as otherwise required by the Securities Act, the agreement in this paragraph (b) and all

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liability and other matters relating to this opinion shall be governed exclusively by Dutch law;

(c)	may be filed by the Company as an exhibit to the Registration Statement and the Company may refer to Clifford Chance LLP giving this opinion under the heading “Legal Matters” in the prospectuses included in the Registration Statement. The previous sentence is no admittance from us or Clifford Chance LLP that we are or Clifford Chance LLP is in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully,

On behalf of Clifford Chance, LLP	On behalf of Clifford Chance, LLP

/s/ G. Crookes	/s/ T. Van Duuren

G. Crookes Partner Solicitor England & Wales Clifford Chance LLP	T. van Duuren Partner Notaris Clifford Chance LLP

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Annex A – Definitions

Articles of Association	means a copy of the articles of association (statuten) of the Company as last amended on 21 January 2011 executed before Dutch civil law notary Thomas Pieter van Duuren;

Board	means the board of directors (bestuur) of the Company;

Board Certificate	means the certificate dated the date of this opinion attached to this opinion as Annex B;

Chamber of Commerce	means the Chamber of Commerce in Amsterdam, The Netherlands;

Company	means Nielsen Holdings N.V., a public company with limited liability (naamloze vennootschap met beperkte aansprakelijkgheid) incorporated under Dutch law, having its seat (statutaire zetel) at Amsterdam, The Netherlands, having its registered office at Diemerhof 2, 1112 XL Diemen, The Netherlands, registered with the Dutch Commercial Register (Handelsregister) under number 34248449;

EU Insolvency Regulation	means Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings;

Extract	means a copy of a certified extract (gewaarmerkt uittreksel) dated 16 March 2012 from the Dutch Commercial Register of the Chamber of Commerce relating to the registration of the Company under number 34248449 and confirmed to us by the Chamber of Commerce by telephone at 10:00 hours CET on 19 March 2012 to have remained unaltered since such date;

General Meeting	means the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Company;

Registration	means the registration of the Shares with the SEC under the Securities Act;

Registration Statement	means the registration statement on Form S-3, as amended from time to time, in relation to the Registration initially filed with the SEC on 19 March 2012;

Securities Act	means the United States Securities Act of 1933, as amended;

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Shares	means ordinary shares, with a nominal value of EUR 0.07 each, in the Company’s capital, issued by the Company and offered pursuant to the Registration Statement;